Exhibit 99.2

ACCELRYS, INC.
SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars in thousands, except share data)
Statements of Operations

	For the Three Months Ended September 30,		For the Six Months Ended September 30,

	2004	2003	2004	2003
Revenue	$14,277	$17,675	$28,458	$36,765
Cost of revenue	3,137	5,156	6,923	10,170

Gross margin	11,140	12,519	21,535	26,595
Research and development	4,382	4,222	8,505	8,808
Sales and marketing	7,471	7,170	15,240	16,127
General and administrative	3,680	4,214	7,689	8,689
Write-off in-process research and development	700	—	700	—

Total operating costs and expenses	16,233	15,606	32,134	33,624

Operating loss from continuing operations	(5,093)	(3,087)	(10,599)	(7,029)
Interest and other income, net	489	1,194	1,074	2,093

Loss from continuing operations before
provision for income taxes	(4,604)	(1,893)	(9,525)	(4,936)
Provision for income taxes	479	215	614	591

Loss from continuing operations	(5,083)	(2,108)	(10,139)	(5,527)
Discontinued operations:
Loss from discontinued operations	—	(27)	(1,117)	(370)

Net loss	$(5,083)	$(2,135)	$(11,256)	$(5,897)

Loss from continuing operations per share:
- Basic and diluted	$(0.21)	$(0.09)	$(0.42)	$(0.23)

Loss from discontinued operatios per share:
- Basic and diluted	$—	$—	$(0.04)	$(0.02)

Net loss per share:
- Basic and diluted	$(0.21)	$(0.09)	$(0.46)	$(0.25)

Weighted average shares of common stock outstanding:
- Basic and diluted	24,463	23,813	24,393	23,760

ACCELRYS, INC.
SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars in thousands)
Balance Sheets

	September 30, 2004	September 30, 2003
Cash, restricted cash, cash equivalents and
marketable securities	$66,652	$137,127
Trade receivables, net	11,804	13,984
Other assets, net	76,817	56,957
Assets of Discontinued Operations	—	7,375

Total assets	$155,273	$215,443

Current liabilities, excluding deferred revenue	$18,213	$17,474
Deferred revenue, short-term	25,978	16,510
Long-term liabilities and reserves, excluding deferred revenue	682	—
Deferred revenue, long-term	3,541	2,506
Liabilities of Discontinued Operations	—	4,860
Total stockholders’ equity	106,859	174,093

Total liabilities and stockholders’ equity	$155,273	$215,443